EXHIBIT 21

Subsidiaries of Registrant

Macatawa Bank - 100% owned
  Incorporated as a Michigan Banking Corporation
  10753 Macatawa Drive
  Holland, Michigan 49424

Macatawa Statutory Trust I - 100% owned
  Statutory Trust under the laws of the State of Connecticut
  10753 Macatawa Drive
  Holland, Michigan 49424

Macatawa Statutory Trust II - 100% owned
  Statutory Trust under the laws of the State of Delaware
  10753 Macatawa Drive
  Holland, Michigan 49424